Exhibit 10.4

LUNG THERAPEUTICS, INC.

February 11, 2023

Brian Windsor

[***]

[***]

Dear Dr. Windsor,

As you know, Lung Therapeutics Inc. (the “Company”) previously entered into an Employment Agreement with you dated February 1, 2015 (“Agreement”). The Company desires to modify the Agreement effective February 26, 2020, the date of the Board of Directors meeting at which the Board approved an incentive option for you, by adding new Section 3.1 to the Agreement as follows:

3.1 Incentive Arrangement

The Company agrees to further compensate you in the form of future stock option grants if the value of the Company increases from its current position, by five times and ten times, subject to the Company having sufficient authorized shares available to make such grants. Grants shall be made only if you are employed by the Company and either: (i) if the Company closes an offering of its equity securities or if the Company consummates an acquisition transaction, (i.e. the acquisition of the Company by an independent third party unrelated to the Company) at a minimum price of the Company’s common stock (the “Common Stock”) of $4.90 per share, subject to the capital adjustments as set forth in Article 11 of the 2013 Lung Therapeutics Inc. Long Term Incentive Plan as amended (“LTIP”) or any equivalent provision of a successor equity incentive plan of the Company or (ii) if within five years after the earlier of the first offering of Company equity securities or the first acquisition transaction consummated by the Company hereafter, at a Common Stock price less than $4.90 per share (“Initial Transaction”) the Company closes an offering of its securities or if the Company consummates an acquisition transaction, at a Common Stock price of least $4.90 per share (subject to the capital adjustments as set forth in Article 11 of the LTIP or any equivalent provision of a successor equity incentive plan of the Company, and referred to herein as the “$4.90 Level”). At such time, the Company would grant to you, in acknowledgement of your performance which led to the increase in value of the Company, a stock option to purchase as many shares of Common Stock as may be necessary to cause the maximum number of shares of Common Stock issued or issuable to you upon exercise of such stock option to be not less than 1% of the Company’s then-current outstanding Common Stock, on a fully diluted basis, as of the date of grant (taking into account the securities issued in the applicable offering or acquisition, if any).

In addition, if you are employed by the Company, and if such offering or acquisition of the Company is at a minimum price per share of $9.82 (subject to the capital adjustments as set forth in Article 11 of the LTIP or any equivalent provision of a successor equity incentive plan of the Company and referred to herein as the “$9.82 Level”) the Company will grant to you an additional stock option to purchase as many shares of Common Stock as may be necessary to cause the maximum number of shares of Common Stock issued or issuable upon exercise of such stock option to be not less than an additional 1% of the Company’s then-current outstanding common stock, on a fully diluted basis, as of the date of grant (taking into account the securities issued in the applicable offering or acquisition, if any).

Except as otherwise specifically provided for in this Section 3.1, any options granted above would vest 25% on the date of grant; and the remaining 75% in 36 substantially equal monthly installments, with each such installment vesting on the first day of every calendar month commencing on the first day of the first full calendar month following the date of grant. The exercise price of any stock options granted hereunder would be: (i) based on the value of the Company’s publicly traded stock, if any of the Company’s stock is publicly traded on the date of grant, or (ii) if none of the Company’s stock is publicly traded on the date of grant, the fair market value per share of Common Stock at the time of the option grant(s) as determined in good faith by the Board based on the reasonable application of a reasonable valuation method not inconsistent with Section 409A of the Internal Revenue Code of 1986, as amended, which may include the Board’s reasonable reliance on the Company’s most recent valuation of its Common Stock as performed by an independent, third-party appraiser, as applicable, or should the Company be trading on a public exchange, at the time of grant, the exercise price shall be the closing price of the Common Stock as of the date of grant (the “Fair Market Value”). Such stock option grant(s) shall be made pursuant to, and subject to the terms and conditions of, the LTIP or a successor equity incentive plan of the Company and a related Stock Option Agreement in a form previously approved by the Board or the Compensation Committee of the Company, and, if required, with the consent of the shareholders of the Company. Notwithstanding anything herein to the contrary, if your employment is terminated for Cause, all of the option grants made to you under this Section 3.1, regardless of whether they are vested or unvested, shall immediately be forfeited.

In addition, if prior to the Initial Transaction, the Company intends to terminate your employment without Cause, the Company will, during the five (5) days prior to your termination date, grant you options to purchase 2% of the Company’s then-current outstanding Common Stock, on a fully diluted basis (collectively, the “Termination Options”), based on the following terms: 1) the exercise price of the Termination Options will be equal to the greater of the current Fair Market Value of a share of Common Stock as of the date of grant or the Fair Market Value of a share of Common Stock on the date of an offering or acquisition described in this section 3.1 (a “Vesting Transaction”); 2) 100% of the Termination Options will become vested and exercisable if the Vesting Transaction is equal to or above the $9.82 Level, and if the $9.82 Level is not reached, 50% of the Termination Option will become vested and exercisable if the $4.90 Level is reached in a Vesting Transaction, provided however, that the grant of Termination Options will only occur if you are not otherwise granted an option under the other provisions of this Section 3.1 solely because your employment with the Company was involuntarily terminated without Cause by the Company prior to the occurrence of a Vesting Transaction. Such stock option grant shall be made pursuant to, and subject to the terms and conditions of, the LTIP or a successor equity incentive plan of the Company and a related Stock Option Agreement in a form previously approved by the Board or the Compensation Committee of the Company, and, if required, with the consent of the shareholders of the Company.

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If you wish to accept this amendment, please sign and date both the enclosed duplicate original of this letter and return them to the Company.

Very truly yours,

LUNG THERAPEUTICS, INC.

By: /s/ Aaron Fletcher, Ph.D.
Name:	Aaron Fletcher, Ph.D.
Title:	Board Member and Acting Chair of the Board

ACCEPTED AND AGREED:

JAMES BRIAN WINDSOR
(Print Employee Name)

/s/ James Brian Windsor (Signature)

February 11, 2023 Date